Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This Separation Agreement and Release of Claims (“Agreement”) is made by and between Andy Joiner (“Employee”), and Tornier, Inc. (“Tornier” or the “Company”).

Tornier and Employee (collectively the “Parties”) wish to end their employment relationship in an honorable, dignified, and orderly manner.  Recognizing that termination of employment generally implicates potential personal transition and legal issues, Tornier is willing to provide Employee with additional benefits to ease Employee’s transition in exchange for a full and final release of claims.  Toward that end, Tornier and Employee have agreed to separate according to the terms set forth in this Agreement.

Employee does not believe that he has any claims against the Company, but Employee nevertheless agrees to resolve any actual and potential claims arising out of his employment with and separation from the Company by entering into this Agreement.

IN CONSIDERATION OF THE FOREGOING RECITALS AND THE MUTUAL PROMISES CONTAINED IN THIS AGREEMENT, EMPLOYEE AGREES AS FOLLOWS:

1.                                       Definitions.  Subject to the following defined terms, all words used in this Agreement are to have their plain meanings in ordinary English.

A.                                   Employee includes both Employee and anyone who has or obtains any legal rights or claims through Employee, including any and all heirs, executors, administrators and assigns.

B.                                     Released Parties means Tornier, Inc., and its parents, subsidiaries, affiliates, predecessors, successors, joint venture partners, and divisions; their present and past officers, directors, committees, shareholders, and employees, whether in their individual or official capacities; any company providing insurance to them, in the present or past; present and past fiduciaries of any employee benefit plan sponsored or maintained by them (other than multiemployer plans); their attorneys; and anyone who acted on their behalf or on instructions from them.

C.                                     Termination Date means the date on which Employee’s employment with the Company ends, as set forth in Exhibit 1 to this Agreement (Notice of Scheduled Termination Date and Statement of Special Consideration).

D.                                    Claims means any and all actual, suspected or potential claims, suits, controversies, actions, causes of action, cross-claims, counterclaims, demands, debts, or liabilities of any nature whatsoever in law and in equity, whether known or unknown, suspected, or claimed, both past and present through the date this Release becomes effective, against any of the Released Parties, seeking any form of relief, whether for compensatory damages, liquidated damages, punitive or exemplary damages, penalties, fines, assessments, other damages, reinstatement, back pay, front pay, attorneys’ fees, specific performance, injunctive relief, or costs, and which arise out of or are connected with Employee’s employment with, relationship with, or Employee’s separation or termination from, the Company, including without limitation:

(i)                                     Claims arising out of or relating to Employee’s employment with the Company or the termination of that employment;

(ii)                                Claims, whether asserted on Employee’s behalf or on behalf of any third party, arising out of or relating to the statements, actions, or omissions of the Company;

(iii)                             Claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, rule or regulation, including without limitation, claims under the Age Discrimination in Employment Act (ADEA), the Older Workers Benefit Protection Act (OWBPA), Title VII of the Civil Rights Act of 1964 (Title VII), the Americans with Disabilities Act (ADA), the Genetic Information Nondiscrimination Act of 2008 (GINA), the Civil Rights Act (42 U.S.C. § 1981), the Family Medical Leave Act (FMLA), the Employee Retirement Income Security Act (ERISA), Equal Pay Act (EPA), the Worker Adjustment and Retraining Notification Act (WARN), all fair employment practices, individual rights, or other statutes including without limitation the Minnesota Human Rights Act (MHRA), non-interference or non-retaliation statutes and any other federal, state, or local statute, law, rule, regulation, ordinance or order;

(iv)                              Claims for alleged wrongful discharge; breach of contract (including, but not limited to, claims for breach of any written or verbal employment agreement); breach of implied contract; failure to keep any promise; breach of an express or implied covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; whistleblower or other illegal retaliation or reprisal; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and a violation of any other principle of common law;

(v)                                 Claims for compensation of any kind (except those expressly provided in or excepted from this Agreement), including without limitation, salary, bonuses, commissions, expense reimbursements, stock options or other stock-based compensation, used or accrued vacation pay, personal time pay, personal time reservoir, sick pay, severance payments under any past, pending or future severance pay plans, short and/or long term disability benefits, life insurance benefits, accidental death and disability insurance benefits, dental, medical and vision benefits, retirement savings or 401(k) or 403(b) contributions, and payments for any other type of benefit, leave of absence or time off of work;

(vi)                              Claims for back pay, front pay, reinstatement, injunctions or other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages; and

(vii)                           Claims for attorneys’ fees, disbursements, costs, and interest.

The term “Claims” does not include any applicable claims for: (i) unemployment insurance benefits; (ii) workers’ compensation benefits to the extent that such benefits are awarded by a state agency or agreed upon consistent with applicable state law; (iii) vested post-termination benefits under any employee benefit plan; (iv) rights and benefits under the Consolidated Omnibus Reconciliation Act of 1985, as amended, (COBRA); (v) the right to enforce the terms of this Release; (vi) any right to defense, indemnification or contribution, whether pursuant to the Company’s certificate of incorporation or bylaws, contract, applicable law or otherwise for claims brought against Employee in his capacity as an employee or agent of Employer; (vii) rights as a shareholder of the Company; (viii) rights under the Uniformed Services Employment and Reemployment Rights Act (USERRA) 38 U.S.C. § 4301, et seq.; (ix) events occurring after this Release becomes effective; and (x) any other rights which cannot be waived or released under applicable law.

E.                                      Special Consideration means the severance pay and other benefits that Employee is offered as part of this Agreement and as described more fully in Exhibit 1 to this Agreement.  The term Special Consideration does not include the following amounts which will be paid to Employee regardless of whether Employee signs this Agreement:

1.                                       Employee’s base salary for the time Employee worked through the end of business on the Termination Date;

2.                                       Any accrued but unused PTO to which Employee is entitled; or

3.                                       Any unpaid business expenses incurred by Employee through the Termination Date in the course of and pursuant to the Company’s expense reimbursement policies and procedures.

2.                                       Consulting Agreement.  As a condition of this Agreement, Employee agrees to sign the Consulting Agreement attached hereto as Exhibit 2.

3.                                       Agreement to Release Employee’s Claims and Covenant Not to Sue.  In exchange for the Special Consideration to be paid by the Company as provided in Exhibit 1 to this Agreement and the other undertakings of the Company stated in this Agreement and the Consulting Agreement attached as Exhibit 2, Employee knowingly and willingly releases, waives and forever discharges all Released Parties from any and all Claims, and all rights to any legal or equitable relief under any such Claims.  In exchange for Employee’s agreement to release these Claims, Employee is receiving satisfactory compensation (Special Consideration) from the Company to which Employee is not otherwise entitled by law, contract, or under any Company plan, policy or procedure.  The Special Consideration that Employee is receiving is a full and fair payment for the above release of all Claims.  The Released Parties do not owe Employee anything in addition to what Employee is entitled to receive will receive under this Agreement and the attached Consulting Agreement.

Except for the exceptions provided below, Employee will not, directly or indirectly, whether on behalf of myself or any third party, bring any lawsuits against the Company or make any demands against the Company for any kind compensation, damages, or other relief.  If Employee institutes any claim that is not excepted or excluded as provided in this Agreement, Employee agrees that the Company will be entitled to cease all payments to Employee of any unpaid portion of the Special Consideration, to recoup from Employee the Special Consideration already paid under this Agreement, to recover all costs and expenses of defending against the suit incurred by the Company, including reasonable attorneys’ fees, and to recover any costs and fees, including attorneys’ fees, incurred in connection with the recoupment of the Special Consideration.

Employee agrees that the consideration offered under the Consulting Agreement attached as Exhibit 2 is in addition to anything owed by Tornier to Employee by law or contract, or under company policy, and it is provided to Employee in exchange for, and specifically contingent upon, Employee entering into this Agreement.

The Company has made no representations or warranties to Employee regarding the tax treatment of the payments provided under this Agreement. Employee understands that Employee is solely responsible for all federal, state, and local income and any other taxes that may be due on account of these payments.

4.                                       Waiver of Rights to Additional Recovery.  Employee understands that he is not being required to waive, dismiss or withdraw any charges, grievances, petitions, or complaints that Employee may have filed against any Released Party with the Equal Employment Opportunity Commission, or local human rights or fair employment practices agency to the extent that any such charge, grievance, petition, or complaint claims a violation of Title VII, the ADEA, the ADA, GINA, the EPA, or other applicable civil rights or fair employment practices statutes, rules or regulations.  Employee understands, however, that Employee is waiving his right to recover individual relief including, but not limited to, back pay, front pay, reinstatement, attorneys’ fees, and/or punitive damages, in any administrative or legal action whether brought by the EEOC or other civil rights enforcement agency, Employee, or any other party.  Nothing in this Agreement interferes with Employee’s right to file a charge with the EEOC, or participate in any manner in an EEOC investigation or proceeding under Title VII, the ADA, the ADEA or the EPA.  Employee agrees that Company reserves any and all defenses, which it has or might have against any claims brought by Employee or on Employee’s behalf.

Employee represents and warrants that he is aware of no facts, evidence, allegations, claims, liabilities, or demands relating to alleged or potential violations of law that may give rise to a claim or liability on the part of any Released Party under the Securities Exchange Act of 1934, the Sarbanes—Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any other federal, state, local or international law, statute or regulation providing for protection and/or recovery to whistleblowers.  Nothing in this Agreement interferes with Employee’s right to file a complaint or charge with the SEC or other regulatory body, or to participate in any manner in an SEC or other governmental investigation or proceeding under any such law, statute or regulation.  Employee understands and agrees, however, that Employee waives his right to recover any whistleblower award under Section 21F of the Securities Exchange Act of 1934 or other individual relief in any administrative or legal action whether brought by the SEC or other law enforcement agency, Employee, or any other party, unless and to the extent that such waiver is contrary to law.  Employee agrees that Company reserves any and all defenses, which it has or might have against any such claims brought by Employee or on Employee’s behalf.

5.                                       Compliance with Prior Agreements.  Employee understands that Employee remains bound by the terms of all prior agreements which Employee entered into with the Company.  To the extent applicable, such agreements may include without limitation any agreement relating to: (1) confidential, proprietary or trade secret information of the Company and its affiliates; (2) assignment, disclosure or cooperation with respect to inventions, know-how, creations or other intellectual property; (3) non-competition with the Company; (4) non-competition and non-solicitation of Company employees, agents, customers or prospective customers; or (5) any similar obligations, all of which do and will continue in full force and effect.

6.                                       No Right to Reemployment. Employee understands and agrees that his employment with the Company is terminated effective as of the Termination Date and Employee has no express or implied right or entitlement to reinstatement or reemployment with the Company following Employee’s Termination Date. Employee agrees that the Company may use this Agreement as the sole reason to reject any inquiry or application for employment Employee may make.

7.                                       Agreement to Cooperate in Transition; Return of Property.  In exchange for the Special Consideration to be paid by the Company and other undertakings of the Company stated in this Agreement, Employee also agrees to cooperate with the Company in its transition efforts as follows: (1) Employee agrees to be available, on a reasonable basis, to answer questions that may arise relating to Employee’s employment with or duties to the Company; (2) Employee shall return, on or before Employee’s Termination Date, and will not retain in any form or format, all Company documents, data, trunk stock, and other property in Employee’s possession or control; (3) after returning these documents, data, and other property, Employee will permanently delete from any electronic media in Employee’s possession, custody, or control (such as computers, smart phones, cell phones, hand-held devices, back-up devices, zip drives, etc.) or to which Employee has or may have had access (such as remote e-mail exchange servers, back-up servers, off-site storage, etc.), all documents or electronically stored images of the Company, including writings, drawings, graphs, charts, sound recordings, images, and other data or data compilations stored in any medium from which such information can be obtained; and (4) Employee agrees to provide the Company with a list of any documents that Employee created or is otherwise aware that are password-protected and the password(s) necessary to access such password-protected documents.  Company “documents, data, and other property” includes, without limitation, computers, fax machines, cell phones, access cards, keys, reports, manuals, records, product samples, trunk stock, correspondence and/or other documents or materials related to the business of the Company or its affiliates that Employee has compiled, generated or received while working for the Company, including all copies, samples, computer data, disks, or records of such material. Employee understands and agrees that the Company’s obligations under this Agreement and the Consulting Agreement are contingent upon Employee returning all Company documents, data, trunk stock, and other property and cooperating with the Company as set forth above.

8.                                       Agreement to Cooperate in Investigations and Litigation.   Employee agrees that Employee will, at any future time, be available upon reasonable notice from the Company, with or without a subpoena, to be interviewed, review documents or things, give depositions, testify, or engage in other reasonable activities, with respect to matters and/or disputes concerning which Employee has or may have knowledge as a result of or in connection with Employee’s employment by the Company.  In performing Employee’s obligations under this paragraph to testify or otherwise provide information, Employee will honestly, truthfully, forthrightly, and completely provide the information requested.  Employee will comply with this Agreement upon notice from the Company that the Company or its attorneys believe that Employee’s compliance will assist in the resolution of an investigation or the prosecution or defense of claims.  Employee understands and agrees that the Company’s obligations under this Agreement and the Consulting Agreement are contingent upon Employee cooperating with the Company in investigations and litigation.

9.                                       Non-Disparagement.   Employee agrees that Employee will make no defamatory, disparaging, critical, derogatory or negative oral or written comments regarding the Company, or its products or services.  Employee understands and agrees that the Company’s obligations under this Agreement and the Consulting Agreement are contingent upon Employee’s compliance with this non-disparagement requirement.

10.                                Advice to Consult with an Attorney.  Employee understands and acknowledges that Employee hereby is being advised by the Company to consult with an attorney prior to signing this Agreement.  Employee’s decision whether to sign this Agreement is Employee’s own voluntary decision made with full knowledge that the Company has advised Employee to consult with an attorney.  The Company will not advance or reimburse any attorneys fees, costs, or expenses incurred by Employee in connection with any such review.

11.                                 Older Workers Benefit Protection Act.  Employee has been advised and understands that the waiver and release of Claims being granted hereunder is subject to the terms of the Older Workers Benefit Protection Act (“OWBPA”).  The OWBPA provides that an individual cannot waive a right or claim under the ADEA unless the waiver is knowing and voluntary.  Nothing in this Release interferes with Employee’s right to challenge the knowing and voluntary nature of this Release under the ADEA and/or OWBPA.  Employee has been advised of this law, and Employee agrees that he is signing this Release of Employee’s own free will, and with full knowledge of its consequences.  Employee understands that Company is giving Employee at least 21 days from the date he received a copy of this Release to decide whether he wishes to sign it.  Employee acknowledges that Company has advised Employee to use this time to consult with an attorney about the effect of this Release.  If Employee signs this Release before the end of the 21-day period it will be Employee’s personal, voluntary decision to do so, and shall be done with full knowledge of Employee’s legal rights.  Employee agrees that any changes to this Release will not restart the running of this consideration period.

12.                                 Rights and Procedure for Accepting or Revoking this Agreement.  Employee has been advised that this Agreement shall be signed by Employee no earlier than Employee’s Termination Date.  Employee understands that insofar as this release relates to Employee’s rights under the ADEA, he has the right to revoke that release by written notice of such to the Company within 7 calendar days following Employee’s signing this Agreement.  Employee understands that insofar as it extends to Employee’s rights under the MHRA, he has the right to rescind that release by written notice of such to the Company within 15 calendar days of Employee’s signing this Agreement.  Any such revocation or rescission must be in writing and hand-delivered to Tornier’s Senior Vice President, Human Resources, Mr. Greg Morrison, or, if sent by mail, post-marked within the 7-day revocation or 15-day rescission period, addressed to Mr. Greg Morrison, Senior Vice President, Human Resources, Tornier, Inc., 7701 France Avenue S., Suite 600, Edina, MN 55435, and sent by certified mail, return receipt requested.

Employee understands that the Special Consideration he is receiving for settling and releasing Employee’s Claims and the company’s performance per the Consulting Agreement attached to this Agreement as Exhibit 2 are contingent upon Employee’s agreement to be bound by the terms of this Agreement.  Accordingly, if Employee decides to revoke or rescind this Agreement: (a) Employee is not entitled to the Special Consideration offered in this Agreement; (b) Employee must immediately return to the Company any Special Consideration he may have received under this Agreement, (c) the Parties’ Consulting Agreement will be rescinded effective immediately; and (d) any unvested equity interests or employee benefits that Employee has at the time of the revocation or rescission will be forfeited.

13.                                 No Admission of Wrongdoing.  This Agreement shall not be construed as an admission of liability for any of the claims released by employee for in connection with any other matter.

14.                                Successors and Assigns.  Employee agrees that the promises in this Agreement benefit the Company and also any successor or assignee of the Company’s business or operations.  The Company agrees that its promises in this Agreement shall be binding on any successor or assignee of its business or operations. Employee warrants and represents that Employee has not assigned or transferred in any manner, or purported to assign or transfer in any manner, to any person or entity, any claim or interest that is the subject of this Agreement.

15.                                 Entire Agreement/Merger; Other Written Agreements.  Subject to Employee’s agreement, as set forth above, to abide by other agreements with the Company, this is the entire agreement between Employee and the Company relating to Employee’s employment and Employee’s termination from employment.  Except as expressly provided otherwise in this Agreement, this Agreement supersedes all prior oral and written agreements and communications between the Parties.  This Agreement shall not be modified, amended, or terminated except by a written agreement manually signed by both Parties.

16.                                 Interpretation of the Agreement.  This Agreement is to be interpreted as broadly as possible to achieve Employee’s intention to resolve all of Employee’s Claims against the Company.  If this Agreement is held by a court to be inadequate to release a particular claim encompassed within Employee’s Claims, this Agreement will remain in full force and effect with respect to all the rest of Employee’s Claims.  In case any one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired.

17.                                 Governing Law and Venue.  Employee understands and that Tornier’s principal place of business is Edina, Minnesota, and accordingly, Employee agrees that this Agreement shall be governed by, and be construed and enforced in accordance with Minnesota law, without reference to choice of law, except to the extent it is pre-empted by federal law.  Employee agrees that any dispute relating to this Agreement must be brought in the state or federal court within the State of Minnesota, Hennepin County.

18.                                 Remedies.  In the event that Employee breaches Employee’s obligations under this Agreement or the Company learns that Employee’s representations and warranties contained in this Agreement are false, the Company shall have the right to bring a legal action for appropriate equitable relief as well as damages, including reasonable attorneys’ fees, and shall also have to right to suspend payment of the Special Consideration set forth in this Agreement and/or to recover, in addition to any equitable relief and damages allowed by law, the Special Consideration Employee has received under this Agreement.

19.                                 Representations and Warranties.  Employee represents and warrants that he is aware of no alleged or potential violations of law, liabilities, claims, or demands of any kind or nature that have been or could be made against the Company by Employee or any other person or entity.  Employee represents that he has carefully read this entire Agreement and understand all of its terms.  Employee represents that no promise or inducement has been offered to Employee except as set forth herein, and that this Agreement is executed without reliance upon any statement or representation by the Company or any representative or agent of the Company.  Employee warrants that he has full legal authority to release any and all claims as specified herein and to undertake all other obligations as specified herein.  Employee warrants that he enters into this Agreement voluntarily and with full knowledge and understanding of Employee’s legal rights and obligations.  Employee understands that this Agreement will have a final and binding effect and that by executing this Agreement he may be giving up legal rights.  Employee intends this Agreement to be legally binding.

Dated:	November 15, 2011	/s/ Andrew E. Joiner
Signature
Andrew E. Joiner
[Print Name]
Accepted by Tornier, Inc.:

By:	/s/ Douglas W. Kohrs

Its	President and Chief Executive Officer

EXHIBIT 1

NOTICE OF SCHEDULED TERMINATION DATE AND

STATEMENT OF SPECIAL CONSIDERATION

This document, which is Exhibit 1 to the Severance Agreement and Release of Claims (“Agreement”) naming as the releasing party the employee identified below (“Employee”), constitutes a statement of the Special Consideration that Employee will receive pursuant to the terms of the Agreement provided Employee signs and does not revoke or rescind the release in the Agreement, provided that Employee otherwise complies with the terms and conditions of the Agreement.

Statement of Special Consideration for Andy Joiner:

Termination Date:  November 15, 2011

1.             Severance Pay:     Employer will provide Employee with up to 12 months of severance pay in the maximum gross amount of Three Hundred Thirty-Seven Thousand Seven Hundred Thirty-Seven Dollars ($337,737.00) (“Severance Pay”), less payroll withholdings that Employer reasonably believes are required by law or elected by Employee for state and federal income taxes, FICA, and other applicable payroll deductions, payable in accordance with Employer’s normal payroll practices. The Severance Pay will be distributed to Employee as continuation of base salary paid to Employee at the rate paid to Employee on his Termination Date.

2.             Health Insurance Benefits.  If Employee timely elects continued coverage under the Company’s group medical plan or group dental plan pursuant to section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”), in accordance with ordinary plan practices: (a) from the Termination Date through the last day of the month in which the above-described salary continuation is credited, (b) the Company will reimburse Employee in an amount equal to the difference between the amount Employee pays for such COBRA continuation coverage and the amount paid by an full-time active employee for the same level of coverage elected by Employee.

Conditions.  In the event that Employee accepts other full-time employment, full-time engagement as an independent contractor or otherwise engages in his own business on a full-time basis prior to November 14, 2012, Employee will promptly notify the Company and the Company shall be entitled to deduct from the Severance Pay and Health Insurance Benefits referenced above the compensation paid to and the value of the benefits received by Employee in respect of such other employment or business activity.

All special consideration will be paid less applicable payroll withholdings that the Company reasonably believes are required by law or elected by Employee for state and federal income taxes, FICA, and other applicable payroll deductions.  All special consideration will be made only if: (i) Employee has provided the Company with an original executed Separation Agreement and Release of Claims; (ii) Employee has provided the Company with an original executed Consulting Agreement in the form attached to this Agreement as Exhibit 2; (iii) any applicable revocation or rescission period set forth in the Agreement has expired and Employee has not revoked, rescinded or attempted to revoke or rescind the Release; and (iv) Employee has returned all of the Company’s property.